Exhibit 99.1

Marathon Oil Announces $1 Billion Gross Debt Reduction

HOUSTON, Nov. 28, 2017 -- Marathon Oil Corporation (NYSE: MRO) announced today that it has entered into a transaction to redeem at par the outstanding $1 billion of 5.125 percent municipal revenue bonds due in 2037. This transaction will reduce gross debt by $1 billion and annual cash interest expense by $51 million while preserving the ability to remarket up to $1 billion of the tax-exempt municipal bonds to third parties between closing and the maturity date of 2037.

When combined with the Company’s previous refinancing transaction in third quarter 2017, Marathon Oil’s gross debt has been reduced by approximately $1.75 billion, and annual cash interest expense has been reduced by approximately $115 million.

“We continue to strengthen our balance sheet, and this transaction takes advantage of a unique element of our capital structure to reduce gross debt while preserving future optionality in the tax-exempt bond market,” said Dane Whitehead, Marathon Oil executive vice president and CFO. “Importantly, it also lowers our annualized corporate costs by another $50 million.”

Marathon Oil has agreed to purchase, with cash on hand, $1 billion of Revenue Refunding Bonds (Marathon Oil Corporation Project) Series 2017 having a term rate of 3.75 percent that will mature on June 1, 2037, to be issued by the Parish of St. John the Baptist, State of Louisiana. The Parish will use the proceeds to redeem $1 billion of 5.125 percent Fixed Rate Revenue Bonds (Marathon Oil Corporation Project) Series 2007A, for which the Company is currently the obligor. The purchase of the refunding bonds by the Company and the redemption of the original bonds will result in a reduction of total gross debt of $1 billion and generate annual cash interest savings of $51 million.

Marathon Oil will be obligated to service the principal and interest payments associated with the refunding bonds but will also own the refunding bonds resulting in no net debt service cost to the Company. The Company has the right to tender the refunding bonds at par and remarket them to investors at any time up to the 2037 maturity date and in any amount up to the full $1 billion, subject to market conditions.

The Company’s total liquidity as of Sept. 30 was $5.2 billion, which consisted of $1.8 billion in cash and cash equivalents and an undrawn revolving credit facility of $3.4 billion. Approximately $750 million in remaining proceeds from the sale of the Company's Canadian subsidiary is scheduled to be received in first quarter 2018.

The refunding transaction is expected to close on Dec. 18, 2017, subject to customary closing conditions. It is being underwritten by Morgan Stanley & Co. LLC. Terms of the refunding bonds and the sale thereof will be as described in the official statement relating to the refunding bonds which will be available no later than Dec. 7, 2017 on the website of the Municipal Securities Rulemaking Board via its Electronic Municipal Market Access system at www.msrb.org.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical fact, including statements regarding the completion of the proposed offering and use of proceeds thereof, as well as our ability to remarket the funds and receipt of the remaining sale proceeds, are forward-looking statements. While the Company believes that its assumptions concerning future events are reasonable, a number of factors could cause results to differ materially including the failure to satisfy closing conditions, our ability to remarket the bonds as well as risk factors, forward-looking statements and challenges and uncertainties described in the Company's 2016 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other public filings and press releases, available at www.marathonoil.com. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Media Relations Contact
Lee Warren: 713-296-4103

Investor Relations Contact
Zach Dailey: 713-296-4140